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                                                                  EXHIBIT 23.5


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of CFX Corporation of our report (which contains an explanatory paragraph regarding a change in 1994 in the method of accounting for income taxes) dated August 4, 1994 on our audits of the statement of financial condition of Milford Cooperative Bank as of June 30, 1994 and the related statements of operations, changes in stockholders' equity and cash flows for the two years then ended, which report is included in the Current Report on Form 8-K of CFX dated April 12, 1996.

We also consent to the reference to our firm under the caption "Experts."




                                                    Coopers & Lybrand, L.L.P.


Boston, Massachusetts
April 11, 1996